                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
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/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
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/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                          Selas Corporation of America
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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    number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
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    ___________________________________________________________________________
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    ___________________________________________________________________________

                                 [SELAS LOGO]


                         SELAS CORPORATION OF AMERICA

                              2034 Limekiln Pike

                          Dresher, Pennsylvania 19025


                                                                 March 20, 1998


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 21, 1998



     The Annual Meeting of Shareholders of Selas Corporation of America (the "Corporation") will be held at the Holiday Inn, 432 Pennsylvania Avenue, Fort Washington, Pennsylvania 19034 on Tuesday, April 21, 1998 at 2:00 p.m. for the following purposes:

       (1) Election of directors;

       (2) Ratification of the appointment of KPMG Peat Marwick LLP as the Corporation's auditors for the year ending December 31, 1998; and

       (3) Transaction of such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 9, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

     All shareholders are cordially invited to attend the meeting, but whether or not you expect to attend the meeting in person, please mark, sign and date the enclosed proxy and return it promptly in order that your shares may be voted. If you attend the meeting, you may revoke your proxy and vote in person.


                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of the Corporation. The proxy is revocable at any time prior to its use by delivery of a subsequently executed proxy or written notice of revocation to the Secretary of the Corporation. The Board of Directors has fixed the close of business on March 9, 1998 as the record date for determination of the shareholders entitled to vote at the annual meeting. As of March 9, 1998, there were 5,225,760 Common Shares outstanding, each of which is entitled to one vote on all matters to be presented at the meeting. This proxy statement and the enclosed proxy are being sent to shareholders on or about March 20, 1998. The annual report of the Corporation, including consolidated financial statements, for the year ended December 31, 1997, on which no action will be requested at the annual meeting, is included herewith. It is not to be regarded as proxy solicitation material.

                             ELECTION OF DIRECTORS

     The Board of Directors is currently comprised of seven members divided into three classes. Francis J. Dunleavy, whose term expires at the 1998 Annual Meeting, has informed the Board that he will retire from the Board at the 1998 Annual Meeting. In view of Mr. Dunleavy's retirement, the Board has, effective as of the 1998 Annual Meeting, reduced the size of the class of directors of which Mr. Dunleavy is a member from three to two.

     The Board intends to cause Messrs. Mark S. Gorder and Stephen F. Ryan, the two directors in addition to Mr. Dunleavy whose terms expire at the 1998 Annual Meeting, to be nominated for re-election at the 1998 Annual Meeting to serve until the Annual Meeting in 2001 and until their respective successors have been duly elected and have qualified. If either of the nominees should be unavailable on April 21, 1998, the persons named in the proxy may vote the proxies for such other person as they may choose, unless the Board of Directors further reduces the number of directors to be elected.

     Assuming a quorum is present, the two nominees receiving the highest number of votes cast at the annual meeting will be elected directors. For such purposes, the withholding of authority to vote or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote in the election of directors.

     The following table sets forth certain information concerning the nominees and the persons whose terms as directors will continue after the Annual Meeting, including their ages and principal occupations during the past five years:


                                                                                Director      Term
                          Name, Age and Occupation                                Since      Expires
                          ------------------------                                -----      -------
John H. Austin, Jr. (69), Retired President and Chief Operating Officer of         1991        1999
 Philadelphia Electric Company (now known as PECO Energy). Direc-
 tor of Philadelphia Suburban Corporation and Philadelphia Suburban
 Water Co. Mr. Austin also served as a director of the Corporation from
 1972 to 1987.

Frederick L. Bissinger (87), Retired Vice Chairman of Allied Chemical              1974        2000
 Corporation (now known as Allied-Signal Corporation).

Roy C. Carriker (60), President and Chief Operating Officer of TFX Ser-            1991        2000
 matech, a Teleflex Incorporated Group. Director of Laser Technology,
 Inc.

Mark S. Gorder (51), Vice President of the Corporation, President and              1996        1998
 Chief Executive Officer of Resistance Technology, Inc., a subsidiary of the Corporation since 1993.

Stephen F. Ryan (62), President and Chief Executive Officer of the Cor-            1989        1998
 poration since May 1988.

Ralph R. Whitney, Jr. (63), President of Hammond, Kennedy, Whitney &               1986        1999
 Co., Inc., a private capital firm. Director of Adage, Inc., Baldwin Tech-
 nologies, Inc., Excel Industries, Inc., IFR Systems, Inc. and Control
 Devices, Inc.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     Subject to shareholder ratification, on the recommendation of the Audit Committee, the Board of Directors has appointed KPMG Peat Marwick LLP as the Corporation's auditors for 1998. KPMG Peat Marwick LLP or predecessors have served as the Corporation's auditors for many years. The persons named in the accompanying proxy will vote to ratify the appointment of KPMG Peat Marwick LLP as the Corporation's auditors for 1998 unless contrary instructions are received. If a majority of the votes cast on this matter are not cast in favor of ratification of this appointment, other auditors will be considered and appointed by the Board of Directors. Abstentions, or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote concerning the ratification of such appointment. A representative of KPMG Peat Marwick LLP is expected to be present at the annual meeting of shareholders to make a statement if desired and to be available to respond to appropriate questions.

                            ADDITIONAL INFORMATION
Share Ownership of Certain Beneficial Owners, Directors and Certain Officers

     The following table sets forth certain information as of December 31, 1997 concerning beneficial ownership of the Corporation's Common Shares by the only persons or groups of persons shown by Securities and Exchange Commission records to own beneficially more than 5% of the Corporation's Common Shares and information as of March 1, 1998 concerning such beneficial ownership by all directors and nominees, by each of the executive officers named in the Summary Compensation Table below and by all directors and executive officers as a group. The table reflects a three-for-two stock split of the Corporation's Common Shares declared by the Board of Directors on April 22, 1997, pursuant to which shareholders received on June 27, 1997 one additional Common Share for every two Common Shares held of record on June 10, 1997. Outstanding options to acquire Common Shares were adjusted in accordance with their terms to reflect the stock split.



                                                                                  Number of        Percent
                                   Name                                           Shares(1)        of Class
                                   ----                                           ---------        --------
Dimensional Fund Advisors, Inc. ..........................................      380,400(2)           7.3%
 1299 Ocean Avenue, 11th Floor
 Santa Monica, CA 90401
Kennedy Capital Management, Inc. .........................................      378,750(3)           7.2%
 10829 Olive Boulevard
 St. Louis, MO 63141-7739
John H. Austin, Jr., Director ............................................        3,000                *
Frederick L. Bissinger, Director .........................................        9,000                *
Roy C. Carriker, Director ................................................        1,500                *
Francis J. Dunleavy, Director ............................................        1,575(4)             *
Mark S. Gorder, Director and Vice President(5) ...........................      313,050(6)           5.9%
Stephen F. Ryan, Director, President and Chief Executive Officer .........       58,500(7)           1.1%
Ralph R. Whitney, Jr., Director ..........................................       30,000                *
Christian Bailliart, Vice President ......................................       17,100(8)             *
James C. Deuer, Vice President ...........................................       62,100(9)           1.2%
Robert W. Ross, Vice President and Chief Financial Officer ...............       32,100(10)            *
All Directors and Executive Officers as a Group (11 persons) .............      552,525(11)         10.2%

------------
* Less than 1%.

(1) Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.
(2) The shares indicated are owned by entities for which Dimensional Fund Advisors, Inc. ("DFA"), a registered investment advisor, serves as investment manager. DFA has reported sole voting power with respect to 272,250 shares and sole investment power with respect to 380,400 shares.
(3) Kennedy Capital Management, Inc., a registered investment advisor, has reported sole voting power with respect to 318,150 shares and sole investment power with respect to 378,750 shares.
(4)  Includes 450 shares owned by Mr. Dunleavy's wife.
(5) Mr. Gorder, whose business address is 1260 Red Fox Road, Arden Hills, Minnesota 55112, is also President and Chief Executive Officer of Resistance Technology, Inc., a wholly-owned subsidiary of the Corporation.
(6) Includes 38,400 shares which Mr. Gorder has the right to acquire within 60 days through the exercise of stock options.
(7) Includes 49,500 shares which Mr. Ryan has the right to acquire within 60 days through the exercise of stock options.
(8) Includes 17,100 shares which Mr. Bailliart has the right to acquire within 60 days through the exercise of stock options.
(9) Includes 28,088 shares which Mr. Deuer has the right to acquire within 60 days through the exercise of stock options.
(10) Includes 31,800 shares which Mr. Ross has the right to acquire within 60 days through the exercise of stock options.
(11) Includes 189,488 shares which executive officers have the right to acquire within 60 days through the exercise of stock options.


Summary Compensation Table

     The following table sets forth certain information concerning compensation paid or accrued by the Corporation and its subsidiaries to the Corporation's Chief Executive Officer and its next four most highly compensated executive officers (the "Named Officers") for the years indicated. The table reflects a three-for-two stock split of the Corporation's Common Shares declared by the Board of Directors in April 1997 pursuant to which shareholders received on June 27, 1997 one additional Common Share for every two Common Shares held of record on June 10, 1997. Outstanding options to acquire Common Shares were adjusted in accordance with their terms to reflect the stock split.



                                                                             Long-Term
                                              Annual Compensation       Compensation Awards
                                            ------------------------   ---------------------       All Other
Name and Principal Position         Year     Salary($)     Bonus($)          Options(#)         Compensation($)
---------------------------         ----     ---------     --------          ----------         ---------------
Stephen F. Ryan ................    1997     $220,500      $ 70,000                --             $  2,375(1)
President and Chief                 1996      210,000       105,000                --                2,375(1)
 Executive Officer                  1995      210,000        25,000            10,000                2,310(1)

Mark S. Gorder .................    1997     $190,624      $ 52,000                --             $  4,750(1)
Vice President of the ..........    1996      180,562        97,230                --                4,750(1)
 Corporation and                    1995      173,429        70,282            10,000                4,620(1)
 President of Resistance
 Technology, Inc.

Christian Bailliart(2) .........    1997     $129,010      $ 15,000                --             $  5,900(3)
Vice President                      1996      140,625        30,000                --                6,560(3)
 of the Corporation and             1995      144,578        15,000             6,000                6,107(3)
 Chairman of Selas S.A.

James C. Deuer .................    1997     $112,875      $ 50,000                --             $  3,386(1)
Vice President                      1996      107,500        25,000                --                3,225(1)
 of the Corporation and             1995      107,500        15,000             6,000                3,225(1)
 President of Deuer
 Manufacturing, Inc.

Robert W. Ross .................    1997     $131,250      $ 28,000                --             $  1,969(1)
Vice President and                  1996      125,000        62,500                --                1,875(1)
 Chief Financial Officer            1995      125,000        15,000             8,000                1,725(1)

------------
(1) Represents the Corporation's or a subsidiary's contributions to the Named Officer's account under employee savings plans.
(2) Mr. Bailliart's salary and bonus, which were paid in French Francs, have been translated into U.S. dollars for purposes of this presentation based upon the average prevailing exchange rate for the applicable year.
(3) Represents amounts paid by the Corporation or its subsidiaries to obtain insurance which provides coverage to Mr. Bailliart in the event Mr. Bailliart's employment is terminated.

Stock Option Table

     The following table sets forth certain information with respect to the number of unexercised options and the value of unexercised in-the-money options at the 1997 fiscal year-end, respectively, held by Named Officers. No stock options were granted to, or exercised by, Named Officers in fiscal 1997. The table reflects a three-for-two stock split of Common Shares declared by the Board of Directors in April 1997 pursuant to which shareholders received on June 27, 1997 one additional Common Share for every two Common Shares held of record on June 10, 1997. Outstanding options to acquire Common Shares were adjusted in accordance with their terms to reflect the stock split.


                      Aggregated Option Exercises in 1997
                      and December 31, 1997 Option Values



                                                                    Number of Shares                Value of Unexercised
                                                                 Covered by Unexercised             In-the-Money Options
                                                              Options at December 31, 1997        at December 31, 1997(1)
                                                             -------------------------------   ------------------------------
                                    Shares
                                   Acquired        Value
Name                             on Exercise     Realized     Exercisable     Unexercisable     Exercisable     Unexercisable
----                             -----------     --------     -----------     -------------     -----------     -------------
Stephen F. Ryan .............        --            --           49,500            11,250          $106,218        $ 39,937
Mark S. Gorder ..............        --            --           38,400            17,100           113,436          60,577
Christian Bailliart .........        --            --           17,100             6,900            20,303          24,047
Robert W. Ross ..............        --            --           31,800             9,450            29,171          32,205
James C. Deuer ..............        --            --           28,088             6,900            42,153          24,047

------------
(1) Represents the difference between the option exercise price and the fair market value of the Corporation's Common Shares at December 31, 1997. In-the-money options are those where the fair market value of the underlying securities exceeds the exercise price of the option. The closing price of the Corporation's Common Shares on December 31, 1997 was $9.625 per share.


Change-of-Control Arrangements


     Under agreements expiring December 31, 1998 with Messrs. Ryan, Deuer, Gorder and Ross, the Corporation would be required to pay two years' salary to them upon involuntary termination (defined to include a reduction in salary, change of location or adverse change in responsibilities) following a hostile change in control or hostile sale of substantial assets of the Corporation or, in the case of Mr. Gorder, Resistance Technology, Inc. or, in the case of Mr. Deuer, Deuer Manufacturing, Inc.


Retirement Plan


     Contributions to the Corporation's Retirement Plan adopted in 1986 covering certain officers and salaried employees are not reflected in the preceding executive compensation tables. The Corporation's Retirement Plan is a funded, qualified, defined benefit pension plan that provides benefits for eligible employees. The Corporation's Supplemental Retirement Plan, adopted in 1994, is a non-qualified supplemental plan that provides benefits that would otherwise be denied to eligible employees by reason of certain Internal Revenue Code limitations on qualified plan benefits. The following table shows the estimated aggregate annual benefits, without offset for Social Security benefits, at normal retirement age payable under the Corporation's Retirement Plan and the Supplemental Retirement Plan based upon contributions both by the Corporation and the covered employee, assuming election of payment in the form of an annuity for the employee's life. Effective January 1, 1992, the Corporation eliminated the requirement for employee contribution to the Retirement Plan. Annual benefits under the Corporation's Retirement Plan and the Supplemental Retirement Plan are based upon the average total eligible annual compensation for all eligible years of employment.



        Average total eligible
        annual compensation for            Estimated annual retirement benefits of
 all (or last 35) years of employment      employment based on credited service of:
--------------------------------------  ----------------------------------------------
                                         10 years    15 years    20 years    25 years
                                        ----------  ----------  ----------  ----------
              $   50,000                 $ 8,400     $12,600     $ 16,800    $ 21,000
                 100,000                  17,400      26,100       34,800      43,500
                 150,000                  26,400      39,600       52,800      66,000
                 200,000                  35,400      53,100       70,800      88,500
                 250,000                  44,400      66,600       88,800     111,000
                 300,000                  53,400      80,100      106,800     133,500

The estimated credited years of service under the pension plan for the Named Officers were as follows: Mr. Ryan, 9; and Mr. Ross, 6. Mr. Bailliart, Mr. Gorder and Mr. Deuer do not participate in the Retirement Plan or the Supplemental Retirement Plan. The total amount payable annually under the Corporation's Retirement Plan and Supplemental Retirement Plan is limited to an amount specified in the Internal Revenue Code which is adjusted periodically. For 1998, this maximum amount is $130,000.


Resistance Technology, Inc.

     On October 20, 1993, the Corporation acquired all of the outstanding common shares of Resistance Technology, Inc., a Minnesota corporation ("RTI"). At the time of consummation of the acquisition of RTI, RTI entered into a five-year employment agreement with Mr. Gorder which provides for a minimum base annual compensation of $160,706. Under such employment agreement and an accompanying non-competition agreement between the Corporation and Mr. Gorder, Mr. Gorder, who currently serves as vice president of the Corporation and president of RTI, has agreed not to engage in certain activities which are competitive with RTI for a period equal to the greater of (i) three years following the termination of his employment by RTI or (ii) five years from the date of his employment agreement.

     Mr. Gorder is a general partner (with a one-third interest) of Arden Partners I, L.L.P., a Minnesota limited liability partnership ("Arden") that owns and leases to RTI under a lease entered into in October 1991, and amended and restated effective November 1, 1996, one of RTI's two manufacturing facilities. In connection with the RTI acquisition, Arden executed an agreement with RTI to extend the term of such lease from November 1, 1996 to October 31, 2003 and to grant RTI two successive renewal term options of five years each. Under this extension agreement, the base monthly rent during each extension term is to be tied to the fair rental value at the commencement of the applicable extension term. Under the current lease, RTI pays Arden a base monthly rent of approximately $27,500.

     Notwithstanding any incorporation of future filings, including proxy statements, by reference contained in any of the Corporation's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following Compensation Committee Report and the Performance Graph on page 9 shall not be incorporated into any such filings. Such report and graph are not to be deemed filed with the Securities and Exchange Commission and are not to be regarded as proxy solicitation material.


Compensation Committee Report

     The Corporation's compensation program for officers, which is administered by the Compensation Committee of the Board of Directors, is designed to align a significant portion of officer compensation with the Corporation's business objectives and performance. The Compensation Committee consists of three outside directors, none of whom has ever been an employee of the Corporation or any of its subsidiaries.

     The Corporation's officer compensation program is comprised of base salary, potential annual cash incentive compensation and long-term incentive compensation in the form of stock options. Officers are also covered under medical, life insurance, pension and savings plans generally available to employees of the Corporation or the business unit managed by the officer.

     Through the use of data on comparable companies and its evaluation of officers' performance, the Compensation Committee's objective is to recommend to the Board of Directors the setting of total base salary and potential incentive compensation for Mr. Ryan, the Corporation's Chief Executive Officer, and other officers at levels designed to achieve the Corporation's objectives of attracting, retaining, motivating and rewarding talented executives. The Committee's philosophy is that a significant portion of the total potential compensation of the Chief Executive Officer and other senior executives should be leveraged to be dependent upon the degree of the Corporation's or a business unit's financial success in a particular year. The bonus compensation paid to Messrs. Ryan, Ross and Gorder in respect of 1997 was the result of the achievement of specified financial performance targets and a discretionary award based on corporate development objectives. The bonus compensation paid to Mr. Deuer for 1997 was the result of the achievement of financial performance targets. The incentive compensation paid to Mr. Bailliart in respect of 1997 was the result of a discretionary award.

     In 1997, the Committee recommended to the Board of Directors and the Board of Directors approved an incentive compensation program for 1997 that applied financial performance measures and, in certain cases, management performance objectives tailored to the nature of the particular business unit and the desired contribution of that unit to the overall financial results of the Corporation. In most instances, incentive compensation for the Corporation's executive officers under this program was dependent significantly upon an improvement of 1997 net income of the relevant business unit over the corresponding net income for 1996. In all cases, incentive compensation was to a significant degree dependent upon the achievement of financial performance targets relating to a particular business unit or to the Corporation on a consolidated basis.

     The Corporation's stock option plan is its long-term incentive plan for officers and key employees. The stock option plan is designed further to align the interests of the Corporation's executives and its shareholders by creating a direct link between long-term executive compensation and long-term increases in shareholder values. Since all options are granted at fair market value at the time of grant, there is no built-in profit and thus the value of the option is tied solely and directly to increases in value of the Corporation's Common Shares. Stock options are granted to the Corporation's officers from time to time as deemed appropriate by the Committee based on various factors, including particularly the executive's ability to influence the Corporation's long-term growth and profitability.

     The Compensation Committee periodically reviews the base compensation of the Corporation's officers. At the end of 1997, based on various factors, including the Committee's views as to percentage increases in the salaries of chief executive officers of companies comparable, in the judgment of the Committee, to the Corporation, the Committee recommended that Mr. Ryan's base annual rate of compensation for 1998 be increased by 5%.

                                          THE COMPENSATION COMMITTEE
                                           Roy C. Carriker, Chairman
                                           Francis J. Dunleavy
                                           Ralph R. Whitney, Jr.


Performance Graph

     The following graph shows the cumulative total return for the last five years, calculated as of December 31 of each such year, for the Corporation's Common Shares, the Standard & Poor's 500 Index and the American Stock Exchange Market Value Index. The graph assumes that the value of the investment in each of the three was $100 at December 31, 1992 and that all dividends were reinvested. In the performance graph in the Corporation's proxy statement for its 1997 Annual Meeting of Shareholders, the Corporation presented the cumulative return of the American Stock Exchange Capital Goods Index rather than the American Stock Exchange Market Value Index presented below. The Corporation has changed the comparative index because the American Stock Exchange Capital Goods Index is no longer published or available.

   300-------------------------------------------------------------------------


   250---------------------------------------------------------------------+---

D
O  200-------------------------------------------------------------------------
L                                                           +
L                                                                           #
A  150----------------------------------------+-------------@------------------
R                                             #             #               @
S                  @#+          #+
   100@#+----------------------------------------------------------------------
                                @              @

    50-------------------------------------------------------------------------


     0-------------------------------------------------------------------------
    1992          1993          1994          1995          1996          1997
    Base
    Year

                          1992     1993     1994     1995     1996     1997
                          ----     ----     ----     ----     ----     ----
@ = Selas                 $100     $120      $88      $89     $159     $136
# = AMEX Market Value*     100      120      109      137      146      177
+ = S&P 500 Index          100      111      112      154      190      253

* Note, the AMEX capital goods index which was used in past years has been discontinued as the AMEX stopped calculating the index in 1997.

Board and Committee Matters


     The Corporation's Board of Directors met nine times in 1997. Directors who are not officers of the Corporation receive an annual retainer of $20,000 plus $800 per Board or Committee meeting attended on a particular day and $400 for each additional Board or Committee meeting attended on the same day.

     The Board of Directors has standing Audit and Compensation Committees. There is no standing Nominating Committee.

     The Audit Committee, comprised of Mr. Austin, Chairman, and Mr. Bissinger, met two times in 1997. The Audit Committee receives information from the outside auditors and from management of the Corporation relating to the Corporation's financial statements and considers recommendations of the auditors and financial management as to audit and accounting matters.

     The Compensation Committee, comprised of Mr. Carriker, Chairman, and Messrs. Dunleavy and Whitney, met three times during 1997. The Compensation Committee reviews and makes recommendations to the Board of Directors concerning officer compensation and officer and employee bonus programs and administers the Corporation's Amended and Restated 1994 Stock Option Plan.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's executive officers and directors and persons who own more than ten percent of a registered class of the Corporation's equity securities (collectively, the "reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Corporation with copies of these reports.

     Based on the Corporation's review of the copies of these reports received by it, and written representations, if any, received from reporting persons with respect to the filing of reports of Forms 3, 4 and 5, the Corporation believes that all filings required to be made by the reporting persons for fiscal 1997 were made on a timely basis.


Shareholder Proposals

     Under Securities and Exchange Commission rules, certain shareholder proposals may be included in the Corporation's proxy statement. Any shareholder desiring to have such a proposal included in the Corporation's proxy statement for the Annual Meeting to be held in 1999 must deliver a proposal in full compliance with Rule 14a-8 under the Securities Exchange Act of 1934 to the Corporation's executive offices not later than November 19, 1998.


Other Matters


     The management of the Corporation knows of no matters other than those stated above to come before the meeting. However, if any other matters should properly come before the meeting, the enclosed proxy confers discretionary authority with respect thereto.


     The cost of printing and mailing this notice and soliciting the proxies is to be borne by the Corporation. Employees of the Corporation may solicit proxies by personal interview, mail, telephone and telegraph. The

Corporation has retained Hill and Knowlton, Inc. to assist in the solicitation of proxies at an estimated cost of approximately $3,000 plus expenses. The Corporation will request brokerage houses and other nominees to forward soliciting material to the beneficial owners of the shares held of record by such persons. The Corporation will reimburse them for their expenses in doing so.





                                                  Robert W. Ross
                                                  Secretary

                         SELAS CORPORATION OF AMERICA
                          DRESHER, PENNSYLVANIA 19025

          This Proxy is Solicited on Behalf of the Board of Directors

  The undersigned, revoking all prior proxies, hereby appoints STEPHEN F. RYAN AND ROBERT W. ROSS, and either of them, with full power of substitution, as proxies and hereby authorizes them to represent and to vote all the Common Shares of Selas Corporation of America held of record by the undersigned on March 9, 1998 at the annual meeting of shareholders to be held on April 21, 1998 or any adjournment thereof.



PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED
                            POSTAGE PAID ENVELOPE.


                           (continued on reverse side)

                            * FOLD AND DETACH HERE *

                                                              Please mark
                                                             your votes as
                                                             indicated in
                                                             this example

                                                                 /X/

  1. ELECTION OF DIRECTORS.
     The nominees for election are Mark S. Gorder and Stephen F. Ryan

  FOR all nominees          Withhold Authority    To withhold authority to vote
  listed above (except      to vote for all       for any individual nominee,
  as marked to the          nominees listed       write that nominee's name in
  contrary at the right)    above                 the space provided below.
        / /                     / /
                                                  -----------------------------

  2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT
     MARWICK LLP AS THE AUDITORS OF THE CORPORATION.

                FOR          AGAINST         ABSTAIN
                / /            / /             / /

  3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                        THE SHARES REPRESENTED BY THIS PROXY,
                                        DULY EXECUTED, WILL BE VOTED AS
                                        INSTRUCTED ABOVE. IF INSTRUCTIONS ARE
                                        NOT GIVEN, THEY WILL BE VOTED FOR THE
                                        ELECTION OF DIRECTORS AS SET FORTH IN
                                        THE CORPORATION'S PROXY STATEMENT AND
                                        FOR RATIFICATION OF THE APPOINTMENT OF
                                        AUDITORS.

                                        --------------------------------------

                                        --------------------------------------
                                                     Signature

                                        Your signature should appear exactly as
                                        your name appears in the space to the
                                        left. For joint accounts, any co-owner
                                        may sign. When signing in a fiduciary or representative capacity, please give your full title as such.

                                        Date                             , 1998
                                            -----------------------------


                            * FOLD AND DETACH HERE *